BankAmerica Corporation
      Charlotte, NC 28255
      Tel 704 386-5000

      BankAmerica Corporation
      Pricing Supplement No. 0209 Dated         Rule 424(b)(2)
      December 17, 1998 (To Prospectus dated    File number: 333-51367
      May 21, 1998 and Prospectus
      Supplement dated November 16, 1998)

      Subordinated Medium-Term Notes, Series H

      Due Nine Months or More From Date of Issue
      Fixed Rate Notes


      Principal Amount:                        $  50,000,000.00
      Issue Price:                                      100%(1)
      Commission or Discount:     2.700 %      $   1,350,000.00
      Proceeds to Corporation:   97.300 %      $  48,650,000.00

      Agent:                   Salomon Smith Barney, as Principal (1)

      Original Issue Date:     December 23, 1998

      Stated Maturity Date:    December 24, 2018

      Cusip #:                 06606P-AC-3

      Form:                    Book entry only

      Interest Rate:           6.250% per annum

      Interest Payment Dates:  24th of December and June, commencing on June 24, 1999

      Minimum Denominations:   The Notes will be issued in denominations
                               of $1,000 and integral multiples thereof.
      Discount Note?                                        No

      May the Notes be redeemed by the Corporation prior
      to maturity?                                          Yes(See Below)

      The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring December 24, 2001 and on any Interest Payment Date ocurring in June or December thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described the Prospectus Supplement.

      May the notes be repaid prior to maturity at the option
      of the holder?                                        No

     (1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon Smith Barney.